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                                                                   Exhibit 2.22

                     AGREEMENT TO SELL PARTNERSHIP INTERESTS

         THIS AGREEMENT TO SELL PARTNERSHIP INTERESTS is made and entered into as of the 12th day of August, 1999, by and between (i) GATEWAY SHANNON DEVELOPMENT CORPORATION, a Pennsylvania corporation (the "General Partner"), and CLAY W. HAMLIN, III ("Hamlin"), who are all of the general and limited partners (collectively, the "Partners") of Gateway Central Limited Partnership, a Pennsylvania limited partnership (the "Partnership") (the Partners sometimes hereinafter referred to collectively as the "Sellers"), and (ii) COPT ACQUISITIONS, INC., a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

         A. The Sellers own all of the partnership interests (the "Partnership Interests") of the Partnership, the General Partner owning a 1% Partnership Interest and Hamlin owning a 99% Partnership Interest.

         B. The Partnership is the record and beneficial owner of those certain parcels of real property as more particularly described on EXHIBIT "A" hereto (collectively, the "Land"), together with the buildings and improvements situated thereon (collectively, the "Building"), and all Personal Property (as hereinafter defined) located therein, and all appurtenances, leases, rights, easements, rights-of-way, tenements and hereditaments incident thereto (the "Additional Property") located in Lower Paxton Township, Dauphin County, Pennsylvania (the Land, Building, Personal Property and Additional Property are hereinafter collectively referred to as the "Property"); and

         C. Sellers and Buyer desire to enter into this Agreement relating to the sale by Sellers to Buyer of Partnership Interests representing 89% of the capital interests and profits interests in the Partnership (the "Transferred Interests") to Buyer, and for the continued ownership and later sale by Sellers of the remaining Partnership Interests representing 11% of the capital interests and profits interests in the Partnership (the "Retained Interests").

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

                  1. TRANSFER OF TRANSFERRED INTERESTS. Subject to the terms and conditions set forth in this Agreement, at the First Closing (as defined below) Sellers shall assign and transfer the Transferred Interests to Buyer in consideration for Buyer's payment of 89% of the Net Purchase Price (hereinafter defined). Following the First Closing, those Sellers designated in EXHIBIT "1" attached hereto shall continue to hold all right, title and interest in and to the Retained Interests, subject to the terms of this Agreement.

                  2. CONSIDERATION FOR TRANSFERRED INTERESTS.

                           (a) In consideration of the assignment and transfer
of the Transferred Interests at the First Closing, Buyer shall pay the Sellers 89% of the Net Purchase Price less $191,440 (the "Lot 12 Price"). The portion of the Net Purchase Price paid to the Sellers at the First Closing will be paid to the respective Sellers in the same proportion as the respective Sellers assign and transfer the Transferred Interests. The "Net Purchase Price" for the Property shall equal the Purchase Price of $6,109,977.24 LESS the outstanding and unpaid principal balance of the Mellon Loan (as defined below) at the First Closing [excluding the reduction in such balance resulting from any paydown required to be made the under the Stipulation Amendment (hereinafter defined) as a condition of the Lender's consent to the transactions contemplated by this Agreement]. The Net Purchase Price shall be further adjusted by the amounts of positive or negative adjustments and prorations described in Section 13 below (which shall all be determined as of the date of the First Closing).

                           (b) At the First Closing, the Transferred Interests
shall be transferred to Buyer with a portion (Lots 13 and 16) of the Property then being subject to the indebtedness, lien and operation of the Mellon Loan, including, without limitation, the Mortgage (as defined below).

                           (c) A portion (Lots 13 and 16) of the Property is
presently encumbered by an Open-End Mortgage and Security Agreement ("Mortgage") from the Partnership, as debtor, for the benefit of Mellon Bank, N.A., as secured party (the "Lender"), which Mortgage secures an original principal indebtedness of $5,077,423.00 with interest thereon payable over the term thereof (which ends on August 1, 2005), as evidenced by a Note from the Partnership to Lender ("Note").

                                    (i) The Stipulation dated August 11, 1995,
as amended by Amendment dated February 3, 1997 (collectively, the "Stipulation"), Mortgage, Note, Construction Loan Agreement, and all other documents and instruments executed in connection therewith are collectively referred to as the "Mellon Loan." The outstanding principal balance under the Mellon Loan as of the date hereof is $4,803,506.52. Sellers have delivered to Buyer true, correct, and complete copies of all of the documents comprising the Mellon Loan.

                                    (ii) Buyer's obligations under this
Agreement are expressly contingent on the condition that, on or prior to the First Closing, Buyer receives the written consent (the "Consent") from Lender at no cost to Buyer (other than Lender's attorney's fees which will be paid by Buyer), (i) consenting to the sale of the Partnership Interests to Buyer as set forth herein (the "Transfer"), (ii) confirming that the Mellon Loan shall remain on the same terms and conditions as presently exist, subject to amendment of the Stipulation, on or before the First Closing, substantially in accordance with the terms set forth in Exhibit "2(c)(ii)" (the "Stipulation Amendment") , and
(iii) certifying that, to the best knowledge of the Lender, there is no default or event which with notice or lapse of time, or both, would constitute a default under the Mellon Loan. Buyer shall, at or before the First Closing, pay to Lender the amount of any paydown of the outstanding balance of the Mellon Loan required to be paid to Lender


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

under the Stipulation Amendment as a condition of the Lender's Consent to the transactions contemplated by this Agreement. At Closing, the General Partner shall execute a certificate in favor of Buyer certifying that, to the best knowledge of the General Partner, there is no default, or event of default which with notice or lapse of time, or both, would constitute a default under the Mellon Loan. The General Partner shall use commercially reasonable efforts to obtain the Consent from Lender before the end of the Due Diligence Period (as defined below). If Buyer does not receive the Consent by the First Closing, Buyer shall have the right to terminate this Agreement, and neither Seller nor Buyer shall have any further liability under this Agreement. If Lender does not consent or if Lender's Consent is other than as set forth above and is not acceptable to Buyer, Buyer shall have the right, at its sole election, to terminate this Agreement by giving written notice thereof to Sellers within ten
(10) days thereafter.

                                    (iii) Sellers' obligations under this
Agreement are expressly contingent on the condition that the Lender, at or before the First Closing, shall have released the General Partner and Clay W. Hamlin, III from all obligations and liabilities under the Mellon Loan pursuant to release documents reasonably acceptable to the General Partner. If Lender does not deliver such release at or before the First Closing, the General Partner shall have the right to terminate this Agreement, and, upon such termination, neither Seller nor Buyer shall have any further liability under this Agreement.

                           (d) Buyer shall pay Sellers the Lot 12 Price, on the
earlier to occur of (1) one (1) year after the First Closing Date or (2) the date that Buyer obtains a building permit ("Lot 12 Permit") for the construction on Lot 12 of the Property of an office building and other improvements in accordance with Buyer's plans. Buyer shall be responsible for all costs of obtaining the Lot 12 Permit. Sellers, at no third party cost to Sellers, shall cooperate with Buyer's efforts to obtain the Lot 12 Permit.

                  3. CLOSINGS. Except as otherwise provided in this Agreement,
(a) the Transfer of the Transferred Interests contemplated herein shall be consummated at the "First Closing," which shall take place on the date (the "First Closing Date") specified by Buyer on not less than five (5) days notice to Sellers, provided that the First Closing Date shall not be later than fifteen
(15) days after the end of the Due Diligence Period, and (b) the Transfer of the Retained Interests contemplated herein shall be consummated at the "Second Closing," which shall take place three (3) years and one (1) month after the First Closing. The Closings shall take place at the offices of Buyer, 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045, or at such other place as may mutually agreed upon by General Partner and Buyer. All references in this Agreement to the "Closing" shall be deemed to refer to the First Closing only, all references to the "Closing Date" shall be deemed to refer to the First Closing Date only, and all references to the "Closings" shall be deemed to refer to both the First Closing and the Second Closing.


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

                  4. INSPECTION OF PROPERTY.

                           (a) BUYER'S RIGHT OF INSPECTION. On or before three
(3) days after the date of this Agreement, the General Partner shall deliver to Buyer the items listed on EXHIBIT "4(a)". Subject to the rights of tenants under the Leases, Buyer shall have the right, at its own risk, cost and expense, at any time or times prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys, or any tests, investigations and/or studies relating to the Property or Buyer's intended acquisition of Partnership Interests which Buyer deems appropriate, in its sole discretion, during reasonable hours and upon reasonable notice to the General Partner. Buyer agrees to use reasonable efforts to minimize disruption to business operations within the Property during the course of any entries thereon. Buyer shall further have complete access to all documentation, agreements and other information in the possession of Sellers related to the ownership, use and operation of the Property, to the extent it is readily available to Sellers, and shall have the right to make copies of same. Buyer agrees to repair any damage to the Property that may be caused by its inspections and to indemnify and defend Sellers and the Partnership and hold Sellers and the Partnership harmless against any injury, liability, loss, damage or expense (including, without limitation, reasonable attorneys' fees) suffered by the Sellers or the Partnership as a result of any inspection of the Property by Buyer or its designees.

                           (b) DUE DILIGENCE PERIOD. Any other provisions of
this Agreement to the contrary notwithstanding, Buyer may cause at Buyer's sole cost and expense, such boring, engineering, economic, water, sanitary and storm sewer, utilities, topographic, structural, environmental and other tests, investigations, market studies and other studies to be undertaken of the Property as Buyer shall elect, subject to the rights of tenants under the Leases. Buyer agrees to use all reasonable efforts to minimize disruption to business operations within the Property during the course of any entries thereon. Buyer shall have the right, at its sole election on or before the date which is fifteen (15) days after the date of the date of this Agreement (the "Due Diligence Period"), to terminate this Agreement by giving written notice thereof to the General Partner in which event this Agreement shall terminate, and no party shall have any further liabilities or obligations to any other party.

                           (c) AUDIT. The General Partner hereby agree to allow
books and records related to the Property to be audited (at Buyer's sole expense) by an independent, certified public accounting firm selected by Buyer, and the General Partner will cooperate and cause its employees and other agents to cooperate in such auditing process. Buyer shall provide the General Partner with prior notice of such audit.

                  5. TITLE.

                           (a) At the First Closing, title to the Property held
by the Partnership shall be fee simple title free and clear of all liens, covenants, restrictions, easements, encumbrances, and other title exceptions or objections excepting, however, Permitted Exceptions (hereinafter defined). Otherwise, the title to the Property shall be good and marketable and such as will be insured as such by Commonwealth Land Title Insurance

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

Company ("Commonwealth") at regular rates for regular risks under the current form of ALTA title insurance policy in the amount of $5,991,440.00 and with such endorsements as Buyer may reasonably require, including, without limitation, non-imputation and Fairways endorsements.

                           (b) Within three (3) days after the date of this
Agreement, the General Partner shall deliver to Buyer copies of the Partnership's title insurance policy (including copies of all exceptions) and surveys covering the Property. Prior to expiration of the Due Diligence Period, Buyer shall furnish the General Partner with a preliminary title report issued by Commonwealth covering the Property (the "Title Report") and a written notice specifying those title exceptions which are not acceptable to Buyer (which may include any matters shown on any survey of the Property obtained by Buyer) (the "Disapproved Exceptions," which shall also include any matters added to the Title Report or survey after its original issuance). Buyer's failure to designate as one of the Disapproved Exceptions a title exception shown on the Title Report shall constitute Buyer's approval of such title exception (all title exceptions not designated by Buyer as Disapproved Exceptions and the Mellon Loan are in this Agreement called "Permitted Exceptions"). All liens of an ascertainable amount up to the amount of the Net Purchase Price, except the Mellon Loan (as to Lots 13 and16), shall be paid and discharged by Seller at or before Closing. Within ten (10) days after General Partner's receipt of Buyer's notice of Disapproved Exceptions, the General Partner shall notify Buyer of all Disapproved Exceptions that General Partner is unwilling or unable to remove. General Partner's failure to give Buyer notice of General Partner's unwillingness or inability to remove any Disapproved Exceptions shall constitute General Partner's covenant that Seller shall remove such Disapproved Exceptions at or prior to Closing. Buyer shall have the rights set forth in Section 4(c) if the General Partner does not remove all Disapproved Exceptions at or prior to Closing.

                           (c) If title to the Property at Closing does not
satisfy the requirements of Section 5(c), Buyer shall have the sole option of either (i) accepting such title as exists for the Property at the First Closing without any abatement of price, except that liens, except the Mellon Loan (as to Lots 13 and 16) of an ascertainable amount, up to the amount of the Net Purchase Price, shall be paid and discharged by the General Partner or (ii) being immediately paid all documented, third party out-of-pocket expenses incurred by Buyer (including, without limitation, the fees of attorneys, engineers, environmental consultants and surveyors) in connection with the purchase of the Property up to the maximum aggregate amount of $10,000 ("Buyer's Reasonable Costs") and, in the latter event, the Sellers and the Buyer shall be released from all liability or obligation to the other and this Agreement shall then and thereafter be null and void.

                           (d) From and after the date of this Agreement, the
General Partner shall not take any action, or fail to take any action, that would cause title to the Property to be subject to any title exceptions or objections, other than the Permitted Exceptions.

                  6. REPRESENTATIONS AND WARRANTIES OF SELLERS. In order to induce Buyer to enter into this Agreement and to pay the Net Purchase Price in consideration for the

Partnership Interests, each Seller for such Seller only and for no other Seller makes the following representations and warranties, each of which is material and shall survive Closing without limitation, notwithstanding any investigation at any time made by or on behalf of Buyer:

                           (a) AUTHORITY. Such Seller has the rights, power and
authority to enter into this Agreement and to sell and transfer its Partnership Interests in accordance with the terms and conditions of this Agreement. Except for the consents required under the Mellon Loan, no consents of any persons other than those executing this Agreement as a Seller are required for such execution or to cause such Seller to consummate the transactions contemplated by this Agreement. This Agreement is the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

                           (b) NO DEFAULTS. Neither the execution of this
Agreement nor the consummation of the transactions contemplated hereby will: (i) subject to any approval required under the Mellon Loan, conflict with, or result in a breach of, the terms, conditions, or provisions of or constitute a default under any agreement or instrument to which such Seller is a party or by which such Seller is bound, (ii) subject to any approval required under the Mellon Loan, violate any restriction, requirement, covenant or condition to which such Seller is subject or by which such Seller is bound or (iii) constitute in violation of any code, resolution, law, statute regulation, ordinance, rule, judgment, decree or order to which such Seller is subject or by which such Seller is bound.

                           (c) OWNERSHIP OF INTERESTS. Such Seller owns the
Partnership Interest owned by such Seller, as set forth in EXHIBIT "1" hereto, free and clear of all liens, charges, encumbrances, restrictive agreements and assessments. Upon the transfer of such Seller's Partnership Interest (or a portion thereof) to Buyer or its designee(s), Buyer will receive good and absolute title thereto, free from all liens, charges, security interests, claims, rights, encumbrances, restrictive agreements and assessments whatsoever. Such Seller hereby waives, with respect to the transfer contemplated by this Agreement, any "right of refusal" or other restriction on transfer, if any, set forth in the limited partnership agreement of the Partnership. There are no outstanding options, contracts, calls, commitments or demands of any nature relating to the Partnership Interest of such Seller.

                  7. REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER. In order to induce Buyer to enter into this Agreement and to pay the Net Purchase Price in consideration for the Partnership Interests, the General Partner hereby makes the following representations and warranties, each of which is material and shall survive Closing for a period of six (6) months (unless expressly provided that it will survive Closing without such limitation), notwithstanding any investigation at any time made by or on behalf of Buyer:

                           (a) AUTHORITY. The Partnership is a limited
partnership duly organized and in good standing under the laws of the Commonwealth of Pennsylvania. The copy of the Partnership's Partnership Agreement and all Amendments thereto (collectively, the "Partnership Agreement"), including all Certificates of Limited Partnership and all

Amendments thereto, and the list of all the Partners along with their individual Partnership Interests, attached hereto an EXHIBIT "7(A)", is a true, correct and complete copy thereof. The representations and warranties set forth in this
Section 7(a) shall survive Closing without being subject to the six (6) month limitation.

                           (b) TITLE. The Partnership is the sole owner of fee
simple title to the Property.

                           (c) COMPLIANCE WITH EXISTING LAWS. The General
Partner's knowledge and except as set forth on EXHIBIT "7(c)" attached hereto,
(i) the Partnership is not in violation, in any material respect, of any material building, zoning, environmental or other ordinances, statutes or regulations of any governmental agency, in respect to the ownership, use, maintenance, condition, development, and operation of the Property or any part thereof, and (ii) the Partnership possesses all material, licenses, certificates, permits and authorizations necessary for the use, development, and operation of the Property in the manner in which it is currently being operated by the Partnership. The Property is zoned _________. To the General Partner's knowledge, the Building and all related facilities are now in conformance with all applicable zoning laws. At or prior to the First Closing, General Partner shall deliver to Sellers a certificate from Lower Paxton Township confirming the statements in this Section 7(c). General Partner has notified Buyer that local governmental authorities may be claiming that a local sewer moratorium affects Lot 12 of the Property.

                           (d) LEASES. True, correct and complete copies of all
of the leases of the Property and any amendments thereto (collectively, the "Leases"), have been delivered to Buyer. Attached hereto as EXHIBIT "7(D)" is a description of all of the Leases and a current rent schedule ("Rent Schedule") covering the Leases, which is true and correct in all material respects. There are no leases, tenancies or occupancies of any space in the Property other than those set forth in EXHIBIT "7(d)" or, to the General Partner' knowledge, any subleases or subtenancies unless otherwise noted therein. Except as otherwise set forth in EXHIBIT "7(d)":

                                    (i) The Leases are in full force and effect
and constitute a legal, valid and binding obligation of the respective tenants;

                                    (ii) no tenant has an option to purchase, or
any right of first refusal to first offer covering the Property or any portion thereof;

                                    (iii) no renewal or expansion options have
been granted to the tenants, except as noted on the Rent Schedule;

                                    (iv) to the General Partner's knowledge, the
Partnership is not in default under any of the Leases;

                                    (v) the rents set forth on the Rent Schedule
are being collected on a current basis and there are no arrearages in excess of one month, except as indicated in the Rent Schedule hereto, nor has any tenant paid any rent, additional rent or other charge of any nature for a period of more than thirty (30) days in advance;

                                    (vi) all work for tenant alterations and
other work or materials contracted for by the Partnership and any tenant has been completed by the Partnership, and all work and materials have been fully paid;

                                    (vii) the Partnership has not sent written
notice to any tenant claiming that such tenant is in default, which default remains uncured, and to the General Partner' knowledge, no tenant is in default under its Lease, except as indicated in the Rent Schedule hereto;

                                    (viii) no action or proceeding instituted
against the Partnership by any tenant is presently pending in any court; and

                                    (ix) there are no security deposits other
than those set forth in the Rent Schedule.

                           (e) SERVICE CONTRACTS. Attached hereto as EXHIBIT
"7(e)" is a true, complete, correct and complete list of all contracts or agreements relating to the management, leasing, operation, maintenance or repair of the Property (the "Service Contracts"). True and correct copies of all of the Service Contracts have been delivered to Buyer. Except in the case of a default by the vendor under a specific Service Contract, no Service Contract will be terminated, amended, modified or supplemented prior to the Closing Date without Buyer's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. To General Partner's knowledge, there are no defaults by the Partnership or any vendor under any Service Contracts, and all Service Contracts are terminable by the Partnership on at least sixty (6) days prior notice, without payment by the Partnership.

                           (f) TAX BILLS. The General Partner has delivered true
and correct copies of tax bills issued by any applicable federal, state or local governmental authority to the Partnership with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year.

                           (g) INSURANCE. Attached hereto as EXHIBIT "7(g)" is a
list of all hazard, liability and other insurance policies presently affording coverage with respect to the Property. The General Partner shall maintain in full force and effect all such policies until the First Closing Date.

                           (h) POSSESSION OF PROPERTY. Possession of the
Property shall remain with the Partnership at Closing in its "as is, where is" condition as of the date of Buyer's execution of this Agreement, subject to normal wear and tear and damage by fire or other casualty and the effect of condemnation (subject to Section 14 herein), and subject to the Permitted Exceptions.



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                           (i) CONDEMNATION PROCEEDINGS. No condemnation or
eminent domain proceedings are pending or, to the best of the General Partner's knowledge, threatened against the Property or any part thereof, and neither the Partnership nor the General Partner has made any commitments to or received any notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes, except as set forth in the Permitted Exceptions.

                           (j) LITIGATION. Except as set forth on EXHIBIT "7(j)"
hereto, no litigation is pending or, to the best of the General Partner' knowledge, threatened, including administrative actions or orders relating to governmental regulations, affecting the use, operation or ownership of the Property or any part thereof.

                           (k) NO DEFAULTS. Neither the execution of this
Agreement nor the consummation of the transactions contemplated hereby will: (i) subject to any approval required under the Mellon Loan, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Partnership is a party or by which the Partnership or the Property is bound, (ii) subject to the approval required under the Mellon Loan, violate any restriction, requirement, covenant or condition to which the Partnership is subject or by which the Partnership or the Property is bound, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to the Partnership, or (iv) result in the cancellation of any contract or lease pertaining to the Property. The representations and warranties set forth in this Section 6(k) shall survive Closing without being subject to the six (6) month limitation.

                           (l) HAZARDOUS WASTE. The General Partner has no
knowledge of any discharge, spillage, uncontrolled loss, seepage or filtration (a "Spill") of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time) at, upon, under or within the Land or any contiguous real estate. To the best of the General Partner's knowledge, there is no proceeding or action pending or threatened by any person or governmental agency regarding the environmental condition of the Property. To the General Partner's knowledge, the Building is totally free of friable asbestos requiring remediation.

                           (m) LICENSES AND PERMITS. Sellers have received no
notice, nor has any knowledge, that it is lacking any required permit or license issued by applicable governmental authorities for operation, maintenance, or ownership, or development of the Property ("Licenses"). The Partnership shall not amend any licenses for the Property and shall maintain them in full force and effect to the extent that the Partnership is responsible for them.

                           (n) OPERATING STATEMENTS. Attached hereto as EXHIBIT
"7(n)" are true and correct operating statements of the Property for 1997 and 1998. Also attached as EXHIBIT "7(N)" is a copy of the 1999 operating budget for the Property.

                           (o) PERSONAL PROPERTY. Attached hereto as EXHIBIT
"7(o)" is a true, correct and complete inventory of all personal property ("Personal Property"), if any, used in the management, maintenance and operation of the Property (other than trade fixtures or personal property of tenants).

                           (p) LEASING COMMISSIONS. There are, and at the First
Closing shall be, no outstanding or contingent leasing commissions or fees payable with respect to the Property.

                           (q) PARTNERSHIP LIABILITIES. Except for (i) the
Mellon Loan, and (ii) any accrued liabilities and obligations of the Partnership which are being adjusted at Closing pursuant to Section 13 of this Agreement, the Partnership shall not have any liabilities or obligations, either accrued, absolute or contingent or otherwise, which will not be paid or discharged on or before the Closing Date. In addition, except for the claims and liabilities described in the preceding sentence or otherwise described or disclosed in this Agreement (including the Exhibits hereto), the Partnership has not received notice of any, and to the knowledge of the General Partner, there is, as of the date of execution of this Agreement, no basis for any, claim against (or liability of) the Partnership arising from the business done, transactions entered into or other events occurring prior to the Closing Date which is not the express responsibility of the Sellers under the terms of this Agreement (or taken into account as an adjustment to Net Purchase Price to be paid to the Sellers hereunder). Specifically, but without limitation, the General Partner represents and warrants to Buyer that the Partnership does not have any obligations of any nature under the following agreements, all of such obligations having been discharged and satisfied prior to the date of this
Agreement: Option Agreement dated March 18, 1996 between the Partnership, as optionor., and John Boland, as optionee, and Option Agreement dated March 18, 1996 between the Partnership, as optionor, and Matthew S. Boland and Mark S. Boland, as optionee. The representations set forth in this Section 7(q) shall survive Closing without being subject to the six (6) month limitation.

                           (r) PARTNERSHIP FOR TAX PURPOSES. The Partnership is,
and at all times has been, properly treated as a partnership for Federal Income Tax purposes, and not as an "association" or "publicly traded partnership" taxable as a corporation. The representation set forth in this Section 7(r) shall survive Closing without being subject to the six (6) month limitation.

                           (s) TAXES. The Partnership has timely filed with the
appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Federal, State and local taxes (collectively "Taxes") required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. Sellers and Buyer understand that, as a result of the transactions contemplated by this Agreement, the Partnership will terminate for Federal income tax purposes. Sellers shall timely file the final tax returns required in connection with such termination and shall timely make a Section 754 election under the Internal Revenue Code, as amended. At least seven (7) days before filing such returns and making such election, Sellers shall provide copies of the returns and election to Buyer for Buyer's review, and shall take into account any comments that Buyer may have regarding such return and election. The returns and other information filed (or to be filed) are complete and accurate in all material respects. All Taxes of the Partnership in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid prior to the Closing Date, and the Partnership has no liability for Taxes in excess of the amounts so paid. All Taxes that the Partnership has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be (prior to Closing Date) duly paid to the proper taxing authority. No audits of any of the Partnership's federal, state or local returns for Taxes by the relevant taxing authorities have occurred, and no material deficiencies for Taxes of the Partnership have been claimed, proposed or assessed by any taxing or other governmental authority against the Partnership. There are no pending or, to the best of knowledge of the General Partner, threatened audits, investigations or claims for or relating to any material additional liability to the Partnership in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in reasonable judgment of the General Partner or its counsel, is likely to result in an additional liability for Taxes. To the knowledge of the General Partner, there are no liens for taxes on any of the Partnership Interests, and there are no liens for taxes (other than for current taxes not yet due and payable) on any of the assets of the Partnership. No Seller is a person other than a United States person within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). The representations and covenants set forth in this Section 7(s) shall survive Closing without being subject to the six (6) month limitation.

                           (t) SPECIAL LIMITATIONS. Notwithstanding anything in
this Agreement to the contrary (other than the second sentence of Section 15(b)(ii)):

                                    (i) If Buyer does not terminate this
Agreement within the Due Diligence Period, then the representations and warranties made by the Sellers or the General Partner in this Agreement (as well as the specific facts and/or conditions which were the subject of such representations and/or warranties) shall be deemed modified to account appropriately for every fact or other matter which came to the attention of Buyer, or Buyer's employees, agents or representatives during the course of the Due Diligence Period (other than such fact or matter which was due to the willful misconduct or bad faith of the Sellers or the General Partner), which fact or matter was inconsistent with the Sellers' or General Partner' representation(s) or warranty(ies) set forth herein, it being the intent and agreement of the parties that Buyer shall not have the right or ability to claim that the inaccuracy of any representation set forth herein (provided that such inaccuracy was not due to the willful misconduct or bad faith of Sellers or the General Partner) which was actually known to Buyer (or its employees, agents and/or representatives) as of the end of the Due Diligence Period constitutes either a default by the Sellers or the General Partner or a failure of a condition to Closing hereunder;

                                    (ii) If Buyer elects to consummate the
Closing under this Agreement despite the failure of any of the conditions set forth in Section 10 below, which failure is actually known to Buyer prior to Closing, including without limitation the failure of any representation or warranty of the Sellers or General Partner contained herein to be true and correct as of the time of Closing (provided such failure was not the result of the willful misconduct or bad faith of Sellers or the General Partner), then unless Sellers or the General Partner expressly agree in writing to the contrary at the time of Closing, Buyer shall be deemed to have waived any claims against the Sellers or General Partner arising out of such failure, and, in such event, the Sellers and General Partner shall have no post-Closing liability to Buyer with respect thereto.

                                    (iii) Buyer shall not be entitled to assert
any claim against the Sellers or General Partner with respect to the inaccuracy of any representation or warranty made by the Sellers or General Partner (provided that such inaccuracy was not due to the willful misconduct or bad faith of Sellers or the General Partner), to the extent such inaccuracy was actually known to Buyer, or Buyer's employees, agents and/or representatives, as of or prior to the time of Closing and Buyer elects to consummate the Closing under this Agreement, it being the intent and agreement of the parties that Buyer shall not have the right or ability to consummate the Closing and thereafter assert a claim for breach of a warranty or representation by Sellers which was actually known to Buyer or its representatives as of or prior to Closing.

                                    (iv) If a matter represented by the Sellers
or General Partner hereunder was true as of the date of execution of this Agreement, but subsequently is rendered inaccurate due to the occurrence of events or due to a cause other than the Sellers' or General Partner's intentional misconduct or bad faith, or intentional breach of this Agreement, then such inaccuracy shall not constitute a default by the Sellers or General Partner under this Agreement, even though the same might constitute a failure of a condition precedent to buyer's obligation to close under this Agreement.

         As used in this Agreement, the term "knowledge of General Partner" shall mean the actual knowledge (and not implied, imputed or constructive knowledge) of Clay W. Hamlin, III, without investigation or inquiry.

                  8. OBLIGATIONS OF SELLERS PENDING CLOSING. From and after the date of this Agreement through the Closing Date, Sellers covenant and agree as follows:

                           (a) MAINTENANCE AND OPERATION OF PROPERTY. The
General Partner will cause the Property to be maintained in its present order and condition, normal wear and tear, and damage by fire or other casualty (subject to Section 14) excepted and will cause the continuation of the normal operation thereof, including the purchase and replacement of fixtures and equipment, and the continuation of the normal practice with respect to maintenance and repairs so that the Property will, except for normal wear and tear and damage by fire or other casualty (subject to Section 14), be in substantially the same condition on the Closing Date as on the date hereof.

                           (b) LICENSES. The General Partner shall use its
commercially reasonable efforts to preserve in force all Licenses and to cause those expiring to be renewed.

                           (c) CHANGES IN REPRESENTATIONS. The General Partner
shall notify Buyer promptly, and Buyer shall notify Sellers promptly, if either becomes aware of any occurrence prior to the Closing Date which would make any of its representations, warranties or covenants contained herein not true in any material respect.

                           (d) OBLIGATIONS AS TO LEASES AND SERVICE CONTRACTS.
The General Partner shall not, without Buyer's prior written consent amend, modify, renew or extend any Lease or Service Contract in any respect unless required by law or the terms of a specific Lease or Service Contract, or enter into new leases or service contracts or approve any assignment of leases or service contracts or subletting of leased space, or terminate any Lease. Prior to Closing, Sellers shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Property.

                           (e) OBLIGATIONS AS TO MELLON LOAN. The General
Partner shall not, without Buyer's prior written consent, (i) prepay, or permit the Partnership to prepay, the Mellon Loan, or (ii) modify or amend, or permit the Partnership to modify or amend, any of the documents evidencing or securing the Mellon Loan or otherwise entered into in connection with the Mellon Loan. The General Partner shall make, or cause the Partnership to make, all payments required to be made under the Mellon Loan when due, shall perform, or cause the Partnership to perform, all obligations under the Mellon Loan and shall keep, and cause the Partnership to keep, the Mellon Loan free from default. The General Partner shall cause the Partnership not to incur any debt except ordinary trade and service payables which are currently payable in the ordinary course of the Partnership's business and shall cause the Partnership to comply specifically, but without limitation, with Sections 7(q), 7(r), and 7(s) of this Agreement.

                  9. REPRESENTATIONS AND WARRANTIES OF BUYER. In order to induce Sellers to enter into this Agreement and to transfer the Partnership Interests to Buyer, Buyer hereby makes the following representations and warranties, each of which is material and shall survive Closing, notwithstanding any investigation at any time made by or on behalf of Sellers:

                           (a) AUTHORITY OF BUYER. Buyer is a corporation duly
organized and existing and in good standing under the laws of the State of Delaware. Buyer has all necessary power and authority to execute, deliver and perform this Agreement and consummate all of the transactions contemplated by this Agreement. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                           (b) NO DEFAULTS. Neither the execution of this
Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Buyer is a party, (ii) violate any restriction, requirement, covenant or condition to which the Buyer is subject, or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order.

                  10. CONDITIONS PRECEDENT TO FIRST CLOSING.

                           (a) Buyer's obligation to complete the First Closing
is contingent upon the satisfaction of all of the following conditions on the First Closing Date.

                                    (i) REPRESENTATIONS AND WARRANTIES. Sellers'
representations and warranties shall be true, correct and complete in all material respects in the same manner and with the same effect as though such representations and warranties had been made on and as of the First Closing.

                                    (ii) ZONING AND LICENSES. No proceedings
shall have occurred or be pending to change, redesignate or redefine the zoning classification of the Property to a more restrictive classification than presently exists on the date of Buyer's execution of this Agreement, and the Licenses shall be and remain in full force and effect.

                                    (iii) CONSENT FROM LENDER. Buyer shall have
received the Consent from Lender.

                                    (iv) PERFORMANCE BY SELLER. Sellers shall
have complied with and not be in breach of any of their covenants or obligations under this Agreement.

                           (b) FAILURE OF CONDITION. In the event of the failure
by the Closing Date of any condition precedent set forth above, then Buyer, at its sole election, may (a) terminate this Agreement, in which event neither party shall have any further obligations or liabilities to the other; or (b) waive such condition and proceed to Closing without abatement of consideration.

                  11. SELLERS' FIRST CLOSING DELIVERIES. At the First Closing the following documents, each dated as of the First Closing Date, shall be delivered to Buyer:

                           (a) Assignment and Assumption Agreement
("Assignment") and an Amendment to the Partnership Agreement ("Amendment") and an Amendment to the Limited Partnership Certificate ("Certificate Amendment"), in recordable form, reasonably satisfactory to Buyer and the Sellers, setting forth the assignment by each of the Sellers of their Transferred Interest and his or its withdrawal from the Partnership (or reduction in interest, in the case of Sellers holding Retained Interests) and the admission of Buyer and/or its designee(s) as partners of the Partnership, which Amendment and Certificate Amendment shall be executed and acknowledged by all the Sellers and Buyer. Buyer and Sellers holding Retained Interests shall enter into the Amended Partnership Agreement (hereinafter defined).

                           (b) A release from each Seller releasing the
Partnership and Buyer (and its designee(s)) as partners of the Partnership from any obligations and liabilities with respect to the original formation of the Partnership, and any other matter arising from business done, transactions entered into or events occurring prior to the Closing Date (other than those matters for which Buyer is indemnifying the Sellers pursuant to Section 15(c)).

                           (c) A schedule from the General Partner updating
through the end of the month preceding the First Closing Date the Rent Schedule for the Property and setting forth all arrearages in rents and all prepayments of rents;

                           (d) Originally executed Leases and Service Contracts
and copies of books, records, operating reports, plans, architectural and engineering reports, copies of warranties, files and other documents, writings, computer disks and other materials related to the ownership, use, operation and development of the Property, to the extent that any exist and are in the possession of the General Partner, which obligation shall survive Closing;

                           (e) An original letter executed by the General
Partner advising the tenants of the Property of the change in control and management of the Property and directing that rents and other payments thereafter be sent to Buyer or as Buyer may direct;

                           (f) Possession of the Property from the General
Partner in the condition required by this Agreement, and the keys therefor;

                           (g) Such other items and instruments from the General
Partner as shall be required by the Title Company in connection with the issuance of its title insurance policy to Buyer pursuant to Section 5 (including customary General Partner' or owner's affidavit), except that Sellers shall not be obligated to undertake any financial obligation, indemnities, escrows or guarantee in favor of the Title Company; and

                           (h) Any other documents required by this Agreement to
be delivered by Sellers.

                  12. BUYER'S PERFORMANCE. At the First Closing, simultaneously with the deliveries of the Seller pursuant to the provisions of Section 11 above, Buyer shall pay to the Sellers 89% of the Net Purchase Price less $191,440 in accordance with Section 2, and shall execute and deliver those documents (including without limitation those documents described in Section 10 above to which Buyer is a party or a required signatory) and take such other actions required to be taken by Buyer at Closing as required under this Agreement.

                  13. SETTLEMENT CHARGES: PRORATIONS AND ADJUSTMENTS.

                           (a) Buyer shall pay for the title examination, the
title insurance premium, notary fees and other such charges incident to the Closings. Although Sellers and Buyer believe that no real estate transfer or recording fees or taxes will be due in connection with the transactions contemplated hereby, if it is finally determined that such taxes are due and payable in connection herewith, then Sellers (collectively) and Buyer shall each pay one-half (1/2) of such real estate transfer taxes. Buyer and Sellers shall each pay its own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby.

                           (b) At the First Closing, the following adjustments
and prorations shall be computed as of the First Closing Date, and shall increase or decrease the Net Purchase Price determined under Section 2(a) above, as if the transaction contemplated by this Agreement was a sale of the Property by the Partnership to Buyer:

                                    (i) TAXES. Real estate and personal property
taxes shall be apportioned (based on the fiscal periods for which such taxes are assessed) as of the Closing Date.

                                    (ii) ASSESSMENTS. All special assessments
and other similar charges which have become a lien upon the Property or any part thereof at the Closing Date, and are due and payable through the Closing Date, shall be paid in full by the Partnership or the Sellers on or prior to the Closing. All other special assessments or similar charges shall be adjusted as of the Closing Date.

                                    (iii) RENT. Rent for the month of, and any
month after, Closing collected by the Partnership prior to Closing shall be apportioned as of the Closing Date. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first, to the payment of current rent then due; (b) second, to delinquent rent for any period after the Closing Date; and (c) third, to delinquent rent for any period prior to the Closing Date. Buyer shall either cause the Partnership to use reasonable efforts to collect (at no cost to Buyer or the Partnership), or shall assign to Sellers the right to collect, arrearages in rents due from tenants as of the First Closing Date. If rents or any portion thereof received by Sellers or the Partnership after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

         If any tenants are required to pay percentage rents, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Partnership after the Closing which are attributable in whole or in part to any period prior to the Closing, then the Partnership shall promptly pay to Sellers the amount of such Additional Rents attributable to the period prior to the Closing, less a proportionate share of any reasonable attorneys' fees, costs and, expenses of collection thereof, and deliver to Sellers a statement therefor, if and when the tenant paying the same has made all payments of rents and Additional Rent then due to the Partnership pursuant to such tenant's Lease, which obligation shall survive the Closing. Upon written request of Sellers (but only until the time of the first reconciliation), Buyer shall cause the Partnership to provide Sellers with the then current periodic report of the status of collection of such Additional Rents from such tenants.

                                    (iv) DEBT SERVICE ON THE MELLON LOAN. The
amount of interest payable under the Mellon Loan shall be apportioned as of the Closing Date. Buyer shall, at the First Closing, pay to Seller the aggregate amount of all escrows held by Lender as of the First Closing Date under the Mellon Loan Documents.

                                    (v) SECURITY DEPOSITS AND CASH. The Net
Purchase Price shall be reduced by the aggregate amount of security deposits which the Partnership is holding or is obligated to hold under the Leases as of the First Closing Date and shall be increased by the aggregate amount of cash in the Partnership's bank account(s) as of the First Closing Date (determined as of 11:59 p.m. on the day immediately preceding the First Closing Date, but after taking into account any amounts of cash distributed to the Sellers as permitted under Section 13(c) below).

                                    (vi) MISCELLANEOUS. All other charges and
fees customarily prorated and adjusted in similar transactions, including utilities, insurance premiums and charges for Service Contracts to be retained by the Partnership, shall be prorated as of the Closing Date. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills are not obtainable or the amount to be adjusted is not yet ascertainable (as, for example, in the case of utility bills) the parties shall prorate on the best available information, subject to further adjustment promptly upon receipt of the final bill or upon completion of final computations. To the extent that water consumption or other utility charges may constitute a lien against the Property, Sellers agree that an appropriate amount in respect of water consumption or other utility charges may be held in escrow by the Title Company in connection with its issuance of a title insurance policy to Buyer. The General Partner shall use their reasonable efforts to have all utility meters read on the Closing Date so as to accurately determine the proration of current utility bills.

                           (c) It is acknowledged and agreed that, on or prior
to the First Closing, the General Partner shall cause the Partnership to distribute to the Sellers all cash and assets of the Partnership other than the Property; provided that the cash distributed to the Sellers shall not exceed the cash within the Partnership's bank accounts as of 11:59 p.m. on the day immediately preceding the First Closing Date.

                  14. RISK OF LOSS. The risk of loss or damage to the Property by fire or other casualty until the First Closing shall be borne by the Sellers. If prior to Closing (i) condemnation proceedings are commenced against all or any portion of the Property (other than a de minimis condemnation, which shall mean a condemnation which does not affect any parking or access areas of the Property and does not have a material adverse affect on the value of the Property), or (ii) if the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Two Hundred Fifty Thousand Dollars ($250,000.00) or more based on the good faith estimate of an independent contractor selected by the General Partner and reasonably approved by Buyer, or (iii) if the Property is damaged by an uninsured risk, then Buyer shall have the right, upon notice in writing to the Sellers delivered within ten
(10) days after actual notice of such condemnation or fire or other casualty or litigation, to terminate this Agreement, and thereupon the parties shall be released and discharged from any further obligations to each other. If Buyer does not elect to terminate this Agreement or in the event of fire or other casualty or condemnation not giving rise to a right to terminate this Agreement by Buyer, all of the proceeds of fire or other casualty insurance proceeds and the rent insurance proceeds payable with respect to the period after Closing or of the condemnation award, as the case may be, shall remain in the Partnership for the benefit of Buyer, and Sellers shall have no obligation to repair or restore the Property; provided, however, that the Net Purchase Price determined under Section 2(a) above shall be reduced by (a) the "deductible" applied by the Partnership's insurance policy, or (b) if the Partnership is self-insured, the cost of repairing such damage. Buyer shall have the right to participate in the negotiation and settlement of any casualty or condemnation-related claim if Buyer does not elect to terminate this Agreement.

                  15. INDEMNIFICATIONS.

                           (a) INDEMNIFICATION BY SELLERS.

                                    (i) Subject to Section 7(t) of this
Agreement, each Seller for such Seller only, and for no other Seller, hereby indemnifies and agrees to defend and hold harmless Buyer and its successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may be asserted against or suffered by any indemnitee, the Partnership or the Property, as a result of, on account of or arising from any breach by such Seller of any representation or warranty made by such Seller under Section 6 of this Agreement, or any breach of any covenant or agreement made by such Seller under this Agreement. This Section 15(a)(i) shall survive Closing without limitation.

                           (b) INDEMNIFICATION BY THE GENERAL PARTNER.

                                    (i) Subject to Section 7(t) of this
Agreement, the General Partner hereby indemnifies and agrees to defend and hold harmless Buyer and its partners and subsidiaries and any officer, director, employee, agent of any of them, and their respective successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by, any indemnitee, the Partnership or the Property, or any part thereof, whether before or after the Closing Date, as a result of, on account of or arising from any breach of any representation or warranty made by the General Partner under Section 7 of this Agreement or any breach of any covenant or agreement made by the General Partner under this Agreement. Any indemnification of Buyer or the Partnership or other indemnitee under this Section 15(b)(i) shall survive Closing without limitation (other than indemnification for breach of representations or warranties which are subject to a limited survival period described in Section 7 of this Agreement, in which case such indemnification obligation shall cease and expire with respect to any claim not raised by Buyer, by written notice to Sellers, within such limited survival period).

                                    (ii) Subject to Section 7(t) of this
Agreement, the General Partner hereby indemnifies and agrees to defend and hold harmless the Partnership, Buyer and its partners and subsidiaries and any officer, director, employee, agent of any of them, and their respective successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by any indemnitee, the Partnership or the Property, or any part thereof, whether before or after the First Closing Date, as a result of, on account of or arising from any claim relating to or arising out of any contract, agreement or other obligation to which the Partnership was a party or any claim relating to any encumbrance or other occurrence prior to the First Closing Date (other than obligations under the Mellon Loan accruing after the First Closing Date, obligations accruing after the First Closing Date under the Leases and Service Contracts, items adjusted as of the First Closing Date under Section 13 above, and other obligations, claims or agreements expressly assumed by Buyer in writing), provided (and solely to the extent) such claim is derived from an occurrence or breach which took place prior to the First Closing Date, and solely to the extent such claim is not within the scope of any insurance and/or indemnity agreement in favor of the Partnership (and Buyer will look to any such insurance and /or indemnity agreement(s) in connection with any such insured or indemnified claims to the extent actually covered by such insurance and/or indemnity agreement). Claims within the scope of the indemnity set forth in this Section 15(b)(ii) shall include, without limitation, any and all liabilities for federal and state income and other taxes (other than real estate taxes adjusted under Section 13) due and payable with respect to any period (or portion thereof) ending on or prior to the First Closing Date, and such indemnity shall not be subject to
Section 7(t) of this Agreement. The indemnification of Buyer and the Partnership by the General Partner under this Section 15(b)(ii) shall survive Closing without limitation.

                           (c) INDEMNIFICATION BY BUYER. Buyer hereby
indemnifies and agrees to defend and hold harmless Sellers and their respective, heirs, personal representatives, successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by Sellers as a result of, on account of or arising from (i) any breach of any representation, warranty, covenant or agreement on the part of Buyer made under this Agreement or (ii) any obligation, claim, suit, liability, contract, agreement, debt or encumbrance or other occurrence created, arising or accruing after the Closing Date and relating to the Property or its operations (including without limitation (1) the obligations under the Mellon Loan accruing after the First Closing, and (2) any accrued liabilities and obligations of the Partnership which are being adjusted at the First Closing pursuant to Section
13). The foregoing obligations set forth in this Section 15(c) shall survive Closing without limitation.

                           (d) RIGHT TO DEFEND CLAIM. If any party entitled to
indemnification under this Section 15 (the "Indemnitee") becomes aware of any potential claim, suit or action which, if successful, will give rise to a right to indemnification against another party to this Agreement (the "Indemnitor"), the Indemnitee shall give the Indemnitor prompt written notice of such potential claim, suit or action and shall give the Indemnitor the right to defend such claim, suit or action at the sole cost and expense of the Indemnitor. If the Indemnitor shall undertake to defend such claim, suit or action, the Indemnitee may, at its own cost and expense, participate in the defense of such claim, suit or action. If the Indemnitor declines to defend such claim, suit or action, the Indemnitee's claim for indemnification against the Indemnitor shall in attorneys' fees and expenses incurred by the Indemnitee in defending such claim, suit or action.

                  16. BROKERAGE COMMISSION. Sellers and Buyer each represent and warrant to the other that it has not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Agreement. Buyer and Sellers will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any third party by reason of breach of its or their representation or warranty contained in this Section. The provisions of this Section shall survive Closing.

                  17. DEFAULT.

                           (a) DEFAULT BY SELLERS. If Sellers shall default
under this Agreement before or at Closing, Buyer, as Buyer's sole and exclusive remedy, may elect either to (i) terminate this Agreement, in which event neither party shall have any further liability or obligation to the other, except that Seller shall reimburse Buyer for all of Buyer's Reasonable Costs; (ii) close without any reduction in the Net Purchase Price; or (iii) file an action for specific performance of this Agreement to compel Sellers to perform Sellers obligations under this Agreement and complete Closing. Except as specifically set forth in this Section 17(a), Buyer shall have no other remedy for default by Sellers before or at Closing.

                           (b) DEFAULT BY BUYER. If Buyer defaults in its
obligation to close the purchase of the Property, then the Seller's sole and exclusive remedy shall be to receive from Buyer all of Seller's reasonable documented out-of-pocket costs relating to this Agreement, the amount thereof being fixed and liquidated damages (it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages). Except as specifically set forth in this Section 17(b), Seller shall have no other remedy for any default by Buyer.

         The provisions of Sections 17(a) and 17(b) above shall not be applicable to any breach or default by a party occurring or first becoming actually known to the other party after the First Closing, and, as to any such breach or default, the nondefaulting party may exercise any and all remedies available at law or in equity, subject, however, to any applicable limitations on survival expressly provided for in this Agreement.

                  18. RETAINED INTERESTS.

                           (a) Upon the contribution of the Transferred
Interests to Buyer at the First Closing, the Sellers holding the Retained Interests (the "Retained Partners") and Buyer (and any other party designated by Buyer to hold an interest in the Partnership) shall enter into an amended and restated limited partnership agreement (the "Amended Partnership

Agreement') for the Partnership containing such terms and conditions as are mutually agreeable to Buyer and the Retained Partners. The Amended Partnership Agreement shall provide that (i) Buyer (or Buyer's designee) is the general partner of the Partnership and shall have exclusive authority to manage the Property and the Partnership, including without limitation the expenditure of Partnership funds and the distribution of cash flow, (ii) the Retained Partners shall be limited partners and shall have no personal liability for any debts, obligations or claims of the Partnership, and (iii) the Retained Partners shall, in the aggregate, have a capital interest in the Partnership equal to 11% of the aggregate capital of the Partnership (which aggregate capital of the Partnership shall equal the Net Purchase Price), and (iv) the Retained Partners shall be entitled to a cumulative eleven (11%) priority return on his capital interest in the Partnership (the "Priority Return"). The Retained Partners shall retain full right, title and interest in and to the Retained Interests until the Second Closing and shall not transfer or hypothecate the Retained Interests without the prior written consent of the Buyer.

                           (b) At the Second Closing, the Retained Partners will
contribute the Retained Interests to Buyer and, in exchange therefor, Buyer shall pay to the Retained Partners an amount equal to 11% times the Net Purchase Price of the Property. If, as of the Second Closing, the Retained Partners have not received the full amount of the Priority Return accrued through the Second Closing Date, Buyer shall take such actions as may be required to cause the Partnership to pay to the Retained Partners the unpaid amount of the Priority Return accrued through the Second Closing (including contributing or advancing such funds to the Partnership if necessary).

                           (c) At the Second Closing, the Retained Partner's
shall (i) execute, acknowledge and deliver to Buyer substantially the same documents set forth in Section 11(a) and (b) above with respect to the Retained Interests, each dated as of the date of the Second Closing and (ii) execute an affidavit setting forth that all of the representations and warranties set forth in Section 6 relating to the Retained Interests are true and correct in all material respects on the date of the Second Closing.

                  19. MISCELLANEOUS PROVISIONS.

                           (a) COMPLETENESS AND MODIFICATION. This Agreement
(together with all Exhibits attached hereto), constitutes the entire agreement of the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Agreement shall not be modified or amended except by an instrument in writing signed by all of the parties hereto.

                           (b) BINDING EFFECT. This Agreement shall be binding
upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

                           (c) ASSIGNMENT. This Agreement shall not be
assignable by Buyer without the consent of Sellers, provided that, notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to assign this Agreement to an entity controlled by, controlling or under common control with the Buyer and to direct the Sellers to transfer their Partnership Interests to an entity or entities controlled by, controlling, or under common control with the Buyer.

                           (d) WAIVER: MODIFICATION. Failure by Buyer or Sellers
to insist upon or enforce any of its rights hereto shall not constitute a waiver or modification thereof.

                           (e) GOVERNING LAW. This Agreement shall be governed
by and construed under the laws of the Commonwealth of Pennsylvania.

                           (f) HEADINGS. The headings are herein used for
convenience or reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth, or the scope of any provision hereof.

                           (g) CONTINUING DOCUMENTATION AND ACCESS. From and
after Closing, the General Partner shall afford Buyer reasonable access to any and all information in their possession concerning the ownership, use and operation of the Property (including the right to copy same at the expense of Buyer) for purposes of any tax examination or audit or other similar purpose, subject to the agreements of the Sellers, the Partnership or Buyer concerning confidentiality set forth herein. Buyer agrees and acknowledges that the information provided to them by the General Partner, the Sellers or the Partnership regarding the Property or the Partnership is confidential, and that they will not disclose such information to any other person, other than to their employees, attorneys, accountants and other consultants, or use such information for any purpose other than the transaction described herein without the prior written consent of the General Partner. If this Agreement is terminated or if the First Closing is not consummated, all information provided to Buyer and, and all copies thereof, shall be returned to the General Partner.

                           (h) COUNTERPARTS. This Agreement may be executed in
as many counterparts as may be required; it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

                           (i) NOTICES. All notices, requests, consents and
other communications hereunder shall be in writing and shall be delivered by hand, commercial courier, telecopy or overnight courier (for example, Federal Express) against receipt, to the addresses indicated below:

                                  IF TO BUYER:

                           Karen M. Singer, Esquire
                           Corporate Office Properties Trust
                           8815 Centre Park Drive - Suite 400
                           Columbia, MD  21045
                           Phone:   410-992-7293
                           Fax:     410-992-7534

                                 WITH A COPY TO:

                           F. Michael Wysocki, Esquire
                           Saul, Ewing, Remick & Saul LLP
                           Centre Square West
                           1500 Market Street - 38th Floor
                           Philadelphia, PA  19102
                           Phone:   215-972-7169
                           Fax:     215-972-1932

                      IF TO SELLERS OR THE GENERAL PARTNER:

                           Mr. Clay W. Hamlin, III
                           Chief Executive Officer
                           Corporate Office Properties Trust
                           401 City Avenue - Suite 615
                           Bala Cynwyd, PA  19004-1126
                           Phone:   610-538-1810
                           Fax:     610-538-1801

         Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party may designate a new address by written notice to the other in accordance with this Section 19(i). Any notice required or permitted to be given by or on behalf of the Sellers hereunder shall be effective if such notice is executed by the General Partner.

                           (j) FURTHER ASSURANCES. Sellers and Buyer agree to
execute, acknowledge and deliver any further agreements, documents or instruments that are reasonably necessary or desirable to carry out the transactions contemplated by this Agreement.

                           (k) BUSINESS DAYS. A "business day" shall be Mondays
through Fridays, less and excepting all legal holidays observed by the United States Government or the Government of the State of Maryland. Any date specified in this Agreement which does not fall on a business day shall be automatically extended until the first business day after such date.

                           (l) TIME OF THE ESSENCE. Time is of the essence in
the performance of all obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to Sell Partnership Interests as of the day and year first written above.

                                    SELLERS:

                                    GATEWAY SHANNON DEVELOPMENT COMPANY


                                    By: /s/ Clay W. Hamlin, III
                                        --------------------------------------
                                        Clay W. Hamlin, III
                                        President

                                        /s/ Clay W. Hamlin, III
                                        --------------------------------------
                                        CLAY W. HAMLIN, III


                                        BUYER:

                                        COPT ACQUISITIONS, INC.


                                        By: /s/ Roger A. Warsche, Jr.
                                           -----------------------------------
                                        Name: Roger A. Warsche, Jr.
                                             ---------------------------------
                                        Title: Senior Vice President
                                              --------------------------------

                                LIST OF EXHIBITS

EXHIBIT "A"                Legal Description of Land                   Recitals

EXHIBIT "1"                Transferred and Retained Interests          Recitals, Section 18,

EXHIBIT "2(c)(ii)"         Terms of Amendment to Mellon Loan           Section 2(c)(ii)

EXHIBIT "4(a)"             Seller's Deliveries                         Section 4(a)

EXHIBIT "7(a)"             Partnership Agreement                       Section 7(a)

EXHIBIT "7(d)"             Leases and Rent Schedule                    Section 7(d)

EXHIBIT "7(e)"             Service Contracts                           Section 7(e)

EXHIBIT "7(c)"             Violations                                  Section 7(c)

EXHIBIT "7(g)"             Insurance List                              Section 7(g)

EXHIBIT "7(j)"             Litigation                                  Section 7(j)

EXHIBIT "7(n)"             Operating Statements and Budget             Section 7(n)

EXHIBIT "7(o)"             Personal Property                           Section 7(o)



     [SELLERS AND BUYER TO ATTACH FOREGOING AT EXECUTION OF THIS AGREEMENT]

                                    EXHIBIT A

                            LEGAL DESCRIPTION OF LAND

LOT NO. 12

ALL THAT CERTAIN lot situate in Lower Paxton Township, Dauphin County, being designated as Lot No. 12 on the Preliminary/Final Subdivision Plan for Gateway Corporate Center recorded in Plan Book D, Volume 5, Page 19.

LOT NO. 13

ALL THAT CERTAIN lot situate in Lower Paxton Township, Dauphin County, being designated as Lot No. 13 on the Subdivision Plan for Heatherwood Commercial Park dated March 12, 1981, last revised April 29, 1981 by D.P. Raffensperger Associates, Engineers and Surveyors, recorded in Plan Book M, Volume 3, Page 84.

LOT NO. 16

ALL THAT CERTAIN lot situate in Lower Paxton Township, Dauphin County, being designated as Lot No. 16 on the Preliminary/Final Subdivision Plan for Gateway Corporate Center recorded in Plan Book D, Volume 5, Page 19.

                                    EXHIBIT 1

                       TRANSFERRED AND RETAINED INTERESTS

                       GATEWAY CENTRAL LIMITED PARTNERSHIP


PARTNERSHIP INTERESTS HELD PRIOR TO FIRST CLOSING:

Gateway Shannon Development Corporation               1.0%    General Partnership Interest

Clay W. Hamlin, III                                  99.0%    Limited Partnership Interest

PARTNERSHIP INTERESTS HELD AFTER FIRST CLOSING:

Corporate Office Properties Holdings, Inc.              .1%   General Partnership Interest

Corporate Office Properties, L.P.                    88.9%    Limited Partnership Interest

Clay W. Hamlin, III                                  11.0%    Limited Partnership Interest

                                  EXHIBIT 4(a)

                         SELLER DUE DILIGENCE DELIVERIES

         (1) Copies of any and all leases and other agreements affecting the Property.

         (2) A rent roll indicating all tenants, spaces occupied and vacant (including the square footage thereof), base rent, escalations, "pass-throughs" (including, but not limited to, real estate taxes, utilities, insurance and/or operating expenses), additional rent, rent adjustments (including, but not limited to, Consumer Price Index, or other adjustments) construction allowances, abatements, concessions, lease commencement and expiration dates, renewal or expansion options, options to purchase, cancellation rights, security deposit and/or other deposits.

         (3) Copies of all hazard, rent loss, liability and other insurance policies currently in force with respect to the Property and/or Partnership's business at the Property.

         (4) Copies of all engineering and architectural plans and specifications, drawings, studies and surveys (including, without limitation, tenant floor plans, tenant build-out plans, and CAD diskettes) relating to the Property, in Partnership's possession or control, and copies of any reports or studies (including, but not limited to, environmental reports, inspection reports of governmental authorities or insurance carriers, ADA reports, soils reports, and appraisals), in Partnership's possession or control, in respect of the condition or operation of the Property or recommended improvements thereto.

         (5) Copies of the bill or bills issued for the years 1997, 1998 and 1999 for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the Property. General Partner shall promptly deliver to Buyer copies of any such bills or notices received by Seller after the date of this Agreement, even if received after Closing.

         (6) Copies of all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction thereover in respect of the Property, or any portion thereof, occupancy thereof, construction thereon or any use thereof.

         (7) Copies of all income and expense statements, year-end financial monthly and annual operating statements and operating budgets in respect of the Property for calendar years 1997, 1998 and to the extent available, the current year ("Operating Statements"). General Partner shall deliver to Purchaser all Operating Statements prepared in the ordinary course of business promptly upon preparation thereof relating to periods prior to Closing.

         (8) Copies of all brokerage commission, management, leasing, maintenance, repair, construction (including those for tenant improvements), service, pest control, elevator maintenance and supply contracts (including, without limitation, janitorial, elevator, scavenger, laundry and landscaping agreements), equipment rental agreements, telephone, telecommunications, and master antenna agreements, and any other contracts or agreements relating to or affecting the Property or which will be binding upon the Property or Partnership subsequent to Closing, all as amended and all warranties relating to such contracts.

         (9) Copies of all contracts for construction repairs or capital replacements to be performed at the Property, or covering such work performed during the five (5) years immediately preceding the date of this Agreement, and all warranties relating to such contracts.

         (10) Copies of all warranties and maintenance manuals relating to any portion of the Property or any Personal Property.

         (11) Copies of Partnership's marketing materials pertaining to the Property.